Exhibit 99.1

Shake Shack Announces Second Quarter 2020 Financial Results
Average Weekly Sales show sequential improvement across both licensed and company-operated locations
Strong digital channel performance, at 75% of total Shack sales, with sales doubling compared to first quarter 2020
Suburban Shacks outperforming those in dense urban locations which remain heavily impacted by business, travel and tourism

NEW YORK, NY (Business Wire) — July 30, 2020 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today reported its financial results for the second quarter ended June 24, 2020, a period that included 13 weeks.
Randy Garutti, Chief Executive Officer of Shake Shack, stated, “Throughout this difficult time, I remain incredibly proud of our team. They've continued to show up, to support each other, our guests, our communities and our suppliers. They’ve had an unwavering commitment to excellence and hospitality in the face of an incredibly challenging operating environment. We owe them a debt of gratitude, and remain committed to their safety, well-being and ongoing development and growth."

Garutti concluded, “Despite the challenging environment, total sales and average weekly sales have shown continued improvement throughout the second quarter and the third quarter through July 22. We’ve got the strongest balance sheet we’ve ever had, and with gradual recovery underway across the country, we’re bullish on our long-term growth opportunity which remains as strong as ever. We’ve restarted new Shack development, opening nine domestic company operated Shacks to date this year and targeting a total of 15 to 20 for the full year. We’ve also accelerated work on new Shack formats, adding to our long-term real estate pipeline and sales opportunity. We've created our "Shack Track" pickup model which will be incorporated in many of our new Shack designs as well as retrofitted in certain existing Shacks, and have started the design process for our first ever drive-thru location, planned to open in 2021. We have a strong identified pipeline of leases in negotiation and believe additional and improved development opportunities may be available over time due to the impact of COVID-19 on the overall retail and real estate environment.”

Financial Highlights for the Second Quarter 2020 compared to the Second Quarter 2019:
▪Total revenue decreased 39.9% to $91.8 million.
▪Shack sales decreased 39.5% to $89.5 million.
▪Same-Shack sales decreased 49.0%.
▪Licensed revenue decreased 53.1% to $2.3 million.
▪Shack system-wide sales decreased 45.2% to $123.8 million.
▪Operating loss of $24.1 million compared to operating income of $11.9 million in the prior year second quarter.
▪Shack-level operating profit*, a non-GAAP measure, decreased 94.7% to $1.9 million, or 2.2% of Shack sales.
▪Net loss was $18.0 million and adjusted EBITDA*, a non-GAAP measure, was a loss of $8.8 million, compared to net income of $11.2 million and adjusted EBITDA of $25.9 million in the prior year second quarter.
▪Net loss attributable to Shake Shack Inc. was $16.2 million and adjusted pro forma net loss*, a non-GAAP measure, was $18.3 million, or a loss of $0.45 per fully exchanged and diluted share, compared to net income attributable to Shake Shack Inc. of $9.0 million, adjusted pro forma net income of $10.2 million, or $0.27 per fully exchanged and diluted share, in the prior year second quarter.
▪Five system-wide Shack openings, comprised of four domestic company-operated Shacks and one licensed Shack.
▪As of June 24, 2020, the Company had $190.8 million in cash and marketable securities on hand.

* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income (loss) are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income (loss) and adjusted EBITDA to net income (loss), the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

COVID-19 Update
The Company has experienced gradual improvement in the business during the second quarter of 2020, and third quarter to date. The speed of the Company's recovery has differed depending on the location of its Shacks, with those Shacks concentrated in urban areas, such as New York City, most impacted by the COVID-19 outbreak. Urban Shacks represent approximately half the Shacks in the comparable base, yet accounted for approximately 60% of its same-Shack sales prior to the COVID-19 outbreak. During the second quarter of 2020, same-Shack sales in the Company's urban Shacks were down 57% and suburban Shacks were down 38% compared to the same period last year. Subsequent to the second quarter of 2020, in fiscal July 2020, same-Shack sales in the Company's urban Shacks were down 50% and suburban Shacks were down 24% compared to the same period last year. As of July 22, approximately 95% of domestic company-operated Shacks are open.
As in-Shack ordering has increased over recent weeks, digital sales mix has continued to shift. During the second quarter total digital sales represented 75% of total Shack sales and more than doubled compared to the first quarter of 2020. The Company's native web and app channels more than tripled compared to the same period last year, and when combined, continued to be the fastest growing channels throughout Q2 and into July. For fiscal July, digital sales represented 62% of total Shack sales, retaining over 90% of the digital sales that were achieved during fiscal May even as in-Shack sales have gradually returned. In addition, the Company has welcomed over 800,000 first time purchasers via its own digital channels since early March, which is nearly four times higher than in the same period last year. The Company expects digital channels to remain a significant component of sales and ongoing growth.

The following table presents fiscal monthly information about the Company's current trends in Shack sales.

	First Quarter	Second Quarter			Third Quarter
(dollar amounts in thousands)	March 25	April 22	May 20	June 24	July 22
Average weekly sales	$56	$32	$50	$52	$56
Total year-over-year sales growth (decline)	(11)%	(56)%	(32)%	(32)%	(23)%
Same-Shack sales %	(29)%	(64)%	(42)%	(42)%	(39)%

The Company's licensed business has shown gradual improvement across all regions as approximately 80% of licensed Shacks have reopened. All Shacks in Hong Kong, mainland China, Japan and Korea (with the exception of the Incheon Airport Shack) are now open although in most cases with limited hours and smaller capacity dining rooms. In the Middle East, the majority of Shacks have re-opened primarily for take-out and delivery with dining rooms slowly starting to open across the region. Approximately half the Shacks in the United Kingdom are fully reopened. Nearly all domestic stadium and event venues remain closed. Half of the Company's airport locations are open but operating at severely reduced sales levels while air travel remains at a fraction of its volume prior to the COVID-19 outbreak. As an example of the dynamic and quickly evolving environment, the Shack located in Terminal 3 of the LAX airport will not reopen, as the airport has chosen to take this time to tear down and replace the terminal entirely.

The following table presents fiscal monthly information about the Company's licensed sales trends.

	First Quarter	Second Quarter			Third Quarter
(dollar amounts in millions)	March 25	April 22	May 20	June 24	July 22
Weekly licensed sales(1)	$4.6	$2.0	$2.4	$3.5	$4.6
Total year-over-year licensed sales growth (decline)	13%	(65)%	(58)%	(47)%	(32)%
Number of open licensed Shacks	96	56	59	91	98

(1) Weekly licensed sales is an operating measure and consists of sales from domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to licensing revenue based on a percentage of sales from domestic and international licensed Shacks, as well as certain up-front fees such as territory fees and opening fees.
The Company will provide more detail on the financial and operational impacts of COVID-19 during the conference call later today and in the supplemental earnings materials, which can be found in the Events & Presentations section on Shake Shack’s investor relations site.
Liquidity Update
In fiscal April 2020, the Company raised $135.9 million of proceeds, net of underwriting discounts and commissions, from the sale of 3,416,070 shares of its Class A common stock in an underwritten offering, and $9.8 million of proceeds, net of commissions, from the sale of 233,467 shares of its Class A common stock pursuant to an "at-the-market" equity offering program. The proceeds of both the at-the-market and underwritten offering were used to purchase newly-issued LLC Interests of SSE Holdings LLC.

Development Highlights
During the quarter, the Company opened four new domestic company-operated Shacks and one new international licensed Shack, as follows.

Location	Type	Opening Date
Shanghai, China — Hongqiao International Airport	International Licensed	5/28/2020
Canoga Park, CA — Topanga	Domestic Company-Operated	6/8/2020
Charlotte, NC — South End	Domestic Company-Operated	6/8/2020
Saint Louis, MO — Ladue Crossing	Domestic Company-Operated	6/15/2020
Sacramento, CA — Ice Blocks	Domestic Company-Operated	6/18/2020

With gradual sales recovery, primarily across most markets outside of New York City, the Company has restarted new Shack development. The Company expects to open between 6 and 11 additional domestic company-operated Shacks, back weighted towards the end of this year, for a total of 15 to 20 for the full year. However, given the ongoing uncertainties around construction, local government restrictions, and the broader operating environment during COVID-19, this number may be subject to change as target dates potentially shift.

In fiscal June, the Company expanded its partnership with licensee Maxim’s Caterers Limited which targets a development agreement of 15 Shacks in South China by 2030, including locations in Shenzhen, Guangzhou and more. Through this expanded partnership, this agreement increases development targets for mainland China to 55 Shacks by 2030, of which five Shacks are open today.
Second Quarter 2020 Review
Total revenue, which includes Shack sales and licensing revenue, decreased 39.9% to $91.8 million in the second quarter of 2020, from $152.7 million in the second quarter of 2019, primarily due to lost sales related to the impact from the COVID-19 pandemic. Furthermore, Shack sales were negatively impacted by an estimated $3.2 million due to nationwide protests and resulting curfews causing temporary Shack closures and reduced operating hours during the two week period from May 28th through June 10th. Shack sales for the second quarter of 2020 were $89.5 million compared to $147.9 million in the same quarter last year, a decrease of $58.4 million, or 39.5%, primarily due to a decline in same-Shack sales, partially offset by the opening of 31 new domestic company-operated Shacks between June 26, 2019 and June 24, 2020.
Same-Shack sales decreased 49.0% for the second quarter of 2020 versus an increase of 3.6% in the second quarter last year, driven by the adverse impact of reduced traffic resulting from the COVID-19 pandemic, with Shacks located in typically dense urban locations acutely impacted by the outbreak. The decrease in same-Shack sales for the quarter was driven by a 60.1% decrease in traffic partially offset by an increase in price mix of 11.1%. The increase in price mix was driven by a 28% increase to total average check as a result of the significant shift into digital channels over the last few months, which have historically carried a higher average check than in-Shack. In the second quarter of 2020, same-Shack sales improved from a 64% decline in fiscal April 2020, to a 42% decline in each of fiscal May and June 2020. As noted herein, fiscal June Shack sales were negatively impacted by nationwide protest activity and resulting curfews. After adjusting for the impact of the protests, same-Shack sales showed sequential improvement, with a 39% decline in fiscal June 2020. For the purpose of calculating same-Shack sales growth, Shack sales for 95 Shacks were included in the comparable Shack base.

Average weekly sales for domestic company-operated Shacks decreased to $45,000 for the second quarter of 2020 compared to $85,000 for the same quarter last year, due to the impact of COVID-19. Average weekly sales have, however, experienced steady increases from $32,000 in fiscal April 2020, to $52,000 in fiscal June 2020, and $56,000 for fiscal July, representing an increase of 2.3 times the low point of the COVID-19 outbreak.

Licensing revenue for the second quarter of 2020 was $2.3 million, a decrease of 53.1% from $4.8 million in the same quarter last year, primarily due to lost sales related to the COVID-19 pandemic, partially offset by a net increase of 24 Shacks opening between June 26, 2019 and June 24, 2020. Licensing revenue showed gradual improvement, with a 65% decline in fiscal April 2020, a 47% decline in fiscal June 2020, and a 32% decline in fiscal July 2020.

Operating loss for the second quarter of 2020 was $24.1 million, or a negative operating margin of 26.2%, compared to operating income of $11.9 million, or operating margin of 7.8% for the same prior-year period. For the second quarter of 2020, Shack-level operating profit, a non-GAAP measure, was $1.9 million, or 2.2% as a percentage of Shack sales, compared to $36.2 million in the same quarter last year, or 24.4% as a percentage of Shack sales. These decreases were primarily due to sales deleverage resulting from the impact of COVID-19, significant inflation in beef prices, increased paper and packaging costs, a number of incremental payroll costs and higher delivery commissions. Specifically, for a large part of the second quarter of 2020, the Company experienced significant inflation in beef, with cost nearly double that of last year for most of June. Beef prices have since returned to more normalized levels, however this increase negatively impacted Shack-level operating profit by approximately $2.5 million, or 280 basis points during the second quarter. Furthermore, the Company had significantly higher paper and packaging costs as a percentage of Shack sales, with all orders packaged in sealed bags, impacting Shack-level operating profit by approximately $1.4 million, or 160 basis points during the second quarter. The Company also incurred incremental payroll costs of $2.4 million, or a 270 basis point impact to Shack-level operating profit, as a result of a temporary 10% premium pay raise to hourly employees, guaranteed bonuses for Shack managers, and payments related to scheduling changes for hourly team members as teams navigated the challenging conditions caused by COVID-19. A reconciliation of Shack-level operating profit to operating income (loss), the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

General and administrative expenses decreased to $14.0 million for the second quarter of 2020 from $15.4 million in the same quarter last year. This was primarily due to reduced staffing levels, and cuts across the majority of discretionary spend categories, partially offset by increased technology expense to support further digital enhancements, as well as higher professional fees of approximately $0.3 million related to the April equity offering and the implementation of the CARES Act, with additional costs expected in the third quarter of 2020. As a percentage of total revenue, general and administrative expenses increased to 15.3% for the second quarter of 2020 from 10.1% in the second quarter last year, primarily due to sales deleverage associated with the impact of COVID-19.

Net loss for the second quarter of 2020 was $18.0 million, or 19.6% of total revenue, compared to net income of $11.2 million, or 7.3% of total revenue, for the same period last year. Net loss attributable to Shake Shack Inc. for the second quarter of 2020 was $16.2 million, or 17.7% of total revenue, compared to net income attributable to Shake Shack Inc. of $9.0 million, or 5.9% of total revenue, for the same period last year. Loss per diluted share for the second quarter of 2020 was $0.43 compared to earnings per diluted share of $0.29 for the same period last year.
Adjusted EBITDA loss, a non-GAAP measure, for the second quarter of 2020 was $8.8 million, or negative adjusted EBITDA margin of 9.6%, compared to Adjusted EBITDA of $25.9 million, or adjusted EBTIDA margin of 17.0%, for the same prior-year period. The decrease was due to the aforementioned items within Shack-level operating profit. A reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Adjusted pro forma net loss, a non-GAAP measure, for the second quarter of 2020 was $18.3 million, or a loss of $0.45 per fully exchanged and diluted share during the second quarter of 2020, compared to adjusted pro forma net income of $10.2 million, or $0.27 per fully exchanged and diluted share during the second quarter of 2019. The Company estimates that costs related to inflation in beef prices, increased paper and packaging costs and payroll impacts, discussed herein, had an approximate $0.11 impact on diluted loss per share. Furthermore, there was an additional $0.02 negative tax impact on diluted loss per share due to a stock compensation related adjustment. A reconciliation of adjusted pro forma net income (loss) to net income (loss) attributable to Shake Shack Inc., the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Updated 2020 Outlook
Given the substantial uncertainty and subsequent material economic impact caused by the COVID-19 pandemic, the Company has withdrawn its guidance for the fiscal year ending December 30, 2020.
Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its second quarter 2020 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (877) 407-0792, or for international callers by dialing (201) 689-8263. A replay of the call will be available until August 6, 2020 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13704702.
The live audio webcast of the conference call will be accessible in the Events & Presentations section of the Company's Investor Relations website at investor.shakeshack.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food, beverages and Shake Shack branded merchandise at domestic company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 full fiscal months or longer. For days that Shacks were temporarily closed, the comparative 2019 period was also adjusted.
"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.
"Weekly licensed sales” is calculated by dividing the total sales for the period for all licensed Shacks by the number of weeks in the period.

"Shack-level operating profit," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA,” a non-GAAP measure, is defined as net income (loss) before interest expense (net of interest income), income tax expense, and depreciation and amortization expense.
“Adjusted EBITDA,” a non-GAAP measure, is defined as EBITDA (as defined above), excluding equity-based compensation expense, deferred lease costs, impairment and loss on disposal of assets, amortization of cloud-based software implementation assets, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
“Adjusted EBITDA margin,” a non-GAAP measure, is defined as net income (loss) before net interest, taxes, depreciation and amortization, which also excludes equity-based compensation expense, deferred lease costs, impairment and loss on disposal of assets, amortization of cloud-based software implementation assets, as well as certain non-recurring and other items that the Company does not believe directly reflect its core operations, as a percentage of revenue.
"Adjusted pro forma net income (loss)," a non-GAAP measure, represents net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring and other items that the Company does not believe directly reflect its core operations.
About Shake Shack
Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers, chicken sandwiches and flat-top Vienna beef dogs (no hormones or antibiotics - ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand for Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has expanded to more than 280 locations in 30 U.S. States and the District of Columbia, including more than 95 international locations including London, Hong Kong, Shanghai, Singapore, Philippines, Mexico City, Istanbul, Dubai, Tokyo, Seoul and more.

Media:
Kristyn Clark, Shake Shack
(646) 747-8776
kclark@shakeshack.com
Investor Relations:
Melissa Calandruccio, ICR
Michelle Michalski, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com

Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, including risks related to the COVID-19 outbreak, uncertainties and other important factors that may cause actual results to be materially different. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal 2020, expected operating performance for fiscal 2020, expected Shack construction and openings, expected same-Shack sales growth and trends in the Company’s operations, including statements relating to the effects of COVID-19 and the Company’s mitigation efforts. Forward-looking statements discuss the Company's current expectations and projections relating to their financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2019 and the Quarterly Report on Form 10-Q for the period ended March 25, 2020 as filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshack.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 24 2020		June 26 2019		June 24 2020		June 26 2019
Shack sales	$89,519	97.5%	$147,876	96.8%	$227,567	96.9%	$276,445	96.9%
Licensing revenue	2,267	2.5%	4,837	3.2%	7,389	3.1%	8,877	3.1%
TOTAL REVENUE	91,786	100.0%	152,713	100.0%	234,956	100.0%	285,322	100.0%
Shack-level operating expenses(1):
Food and paper costs	30,027	33.5%	42,899	29.0%	69,591	30.6%	80,890	29.3%
Labor and related expenses	30,933	34.6%	40,197	27.2%	72,699	31.9%	77,290	28.0%
Other operating expenses	14,304	16.0%	16,755	11.3%	32,083	14.1%	32,323	11.7%
Occupancy and related expenses	12,323	13.8%	11,873	8.0%	24,881	10.9%	22,772	8.2%
General and administrative expenses	14,017	15.3%	15,393	10.1%	30,208	12.9%	29,330	10.3%
Depreciation expense	12,089	13.2%	9,799	6.4%	23,857	10.2%	18,765	6.6%
Pre-opening costs	1,734	1.9%	3,549	2.3%	3,977	1.7%	6,191	2.2%
Impairment and loss on disposal of property and equipment	434	0.5%	377	0.2%	2,522	1.1%	728	0.3%
TOTAL EXPENSES	115,861	126.2%	140,842	92.2%	259,818	110.6%	268,289	94.0%
OPERATING INCOME (LOSS)	(24,075)	(26.2)%	11,871	7.8%	(24,862)	(10.6)%	17,033	6.0%
Other income, net	394	0.4%	447	0.3%	301	0.1%	1,011	0.4%
Interest expense	(442)	(0.5)%	(97)	(0.1)%	(554)	(0.2)%	(169)	(0.1)%
INCOME (LOSS) BEFORE INCOME TAXES	(24,123)	(26.3)%	12,221	8.0%	(25,115)	(10.7)%	17,875	6.3%
Income tax expense (benefit)	(6,092)	(6.6)%	1,050	0.7%	(6,005)	(2.6)%	3,097	1.1%
NET INCOME (LOSS)	(18,031)	(19.6)%	11,171	7.3%	(19,110)	(8.1)%	14,778	5.2%
Less: net income (loss) attributable to non-controlling interests	(1,820)	(2.0)%	2,141	1.4%	(1,939)	(0.8)%	3,202	1.1%
NET INCOME (LOSS) ATTRIBUTABLE TO SHAKE SHACK INC.	$(16,211)	(17.7)%	$9,030	5.9%	$(17,171)	(7.3)%	$11,576	4.1%

Earnings (loss) per share of Class A common stock:
Basic	$(0.43)		$0.30		$(0.48)		$0.39
Diluted	$(0.43)		$0.29		$(0.48)		$0.38
Weighted-average shares of Class A common stock outstanding:
Basic	37,309		30,122		35,876		29,842
Diluted	37,309		31,015		35,876		30,703

(1) As a percentage of Shack sales.

SHAKE SHACK INC.
SELECTED BALANCE SHEET DATA AND OPERATING DATA
(UNAUDITED)

(in thousands)	June 24 2020	December 25 2019
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$173,984	$37,099
Marketable securities	$16,833	$36,508
Total assets	$1,123,935	$968,268
Total liabilities	$672,650	$646,283
Total equity	$451,285	$321,985

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(dollar amounts in thousands)	June 24 2020	June 26 2019	June 24 2020	June 26 2019
SELECTED OPERATING DATA:
Same-Shack sales growth	(49.0)%	3.6%	(31.3)%	3.6%
Shacks in the comparable base	95	74	95	74

Shack system-wide sales(1)	$123,789	$225,896	$345,370	$421,130

Average weekly sales
Domestic company-operated	$45	$85	$55	$82

Shack-level operating profit(2)	$1,932	$36,152	$28,313	$63,170
Shack-level operating profit margin(2)	2.2%	24.4%	12.4%	22.9%

Adjusted EBITDA(2)	$(8,834)	$25,916	$5,430	$43,760
Adjusted EBITDA margin(2)	(9.6)%	17.0%	2.3%	15.3%

Capital expenditures	$18,478	$31,013	$37,637	$55,998

Shack counts (at end of period):
System-wide	292	237	292	237
Domestic company-operated	171	140	171	140
Domestic licensed	22	17	22	17
International licensed	99	80	99	80

(1) Shack system-wide sales is an operating measure and consists of sales from domestic company-operated Shacks, domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to Shack sales from domestic company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks, as well as certain up-front fees such as territory fees and opening fees.
(2) Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income (loss) and adjusted EBITDA to net income (loss), the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, Shack-level operating profit margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share (collectively the "non-GAAP financial measures").
Shack-Level Operating Profit
Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance that the Company believes are useful measures to evaluate the performance and profitability of its Shacks. Additionally, Shack-level operating profit and Shack-level operating profit margin are key metrics used internally by management to develop internal budgets and forecasts, as well as assess the performance of its Shacks relative to budget and against prior periods. It is also used to evaluate employee compensation as it serves as a metric in certain performance-based employee bonus arrangements. The Company believes presentation of Shack-level operating profit and Shack-level operating profit margin provides investors with a supplemental view of its operating performance that can provide meaningful insights to the underlying operating performance of the Shacks, as these measures depict the operating results that are directly impacted by the Shacks and exclude items that may not be indicative of, or are unrelated to, the ongoing operations of the Shacks. It may also assist investors to evaluate the Company's performance relative to peers of various sizes and maturities and provides greater transparency with respect to how management evaluates the business, as well as the financial and operational decision-making.
Limitations of the Usefulness of this Measure
Shack-level operating profit and Shack-level operating profit margin may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of Shack-level operating profit and Shack-level operating profit margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Shack-level operating profit excludes certain costs, such as general and administrative expenses and pre-opening costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of the Company's Shacks. Therefore, this measure may not provide a complete understanding of the Company's operating results as a whole and Shack-level operating profit and Shack-level operating profit margin should be reviewed in conjunction with the Company's GAAP financial results. A reconciliation of Shack-level operating profit to operating income (loss), the most directly comparable GAAP financial measure, is set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(dollar amounts in thousands)	June 24 2020	June 26 2019	June 24 2020	June 26 2019
Operating income (loss)	$(24,075)	$11,871	$(24,862)	$17,033
Less:
Licensing revenue	2,267	4,837	7,389	8,877
Add:
General and administrative expenses	14,017	15,393	30,208	29,330
Depreciation expense	12,089	9,799	23,857	18,765
Pre-opening costs	1,734	3,549	3,977	6,191
Impairment and loss on disposal of property and equipment	434	377	2,522	728
Shack-level operating profit	$1,932	$36,152	$28,313	$63,170

Total revenue	$91,786	$152,713	$234,956	$285,322
Less: licensing revenue	2,267	4,837	7,389	8,877
Shack sales	$89,519	$147,876	$227,567	$276,445

Shack-level operating profit margin	2.2%	24.4%	12.4%	22.9%

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

EBITDA and Adjusted EBITDA
EBITDA is defined as net income (loss) before interest expense (net of interest income), income tax expense and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA (as defined above) excluding equity-based compensation expense, deferred lease cost, impairment and losses on the disposal of property and equipment, amortization of cloud-based software implementation costs, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, EBITDA and adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance and competitors' operating results. Adjusted EBITDA is a key metric used internally by management to develop internal budgets and forecasts and also serves as a metric in its performance-based equity incentive programs and certain bonus arrangements. The Company believes presentation of EBITDA and adjusted EBITDA provides investors with a supplemental view of the Company's operating performance that facilitates analysis and comparisons of its ongoing business operations because they exclude items that may not be indicative of the Company's ongoing operating performance.
Limitations of the Usefulness of These Measures
EBITDA and adjusted EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(in thousands)	June 24 2020	June 26 2019	June 24 2020	June 26 2019
Net income (loss)	$(18,031)	$11,171	$(19,110)	$14,778
Depreciation expense	12,089	9,799	23,857	18,765
Interest expense, net	442	97	554	169
Income tax expense	(6,092)	1,050	(6,005)	3,097
EBITDA	(11,592)	22,117	(704)	36,809

Equity-based compensation	1,419	2,235	2,719	3,955
Amortization of cloud-based software implementation costs(1)	368	—	628	—
Deferred lease costs(2)	479	715	149	1,300
Impairment and loss on disposal of property and equipment(3)	434	377	2,522	728
Other income related to adjustment of liabilities under tax receivable agreement	—	—	—	(14)
Executive transition costs(4)	34	88	68	126
Project Concrete(5)	24	213	(237)	685
Hong Kong office(6)	—	171	—	171
Other(7)	—	—	285	—
ADJUSTED EBITDA	$(8,834)	$25,916	$5,430	$43,760

Adjusted EBITDA margin(8)	(9.6)%	17.0%	2.3%	15.3%

(1) Represents amortization of capitalized implementation costs related to cloud-based software arrangements that are included within general and administrative expenses.
(2) Reflects the extent to which lease expense is greater than or less than contractual fixed base rent.
(3) For the twenty-six weeks ended June 24, 2020, this amount includes a non-cash impairment charge of $1.1 million related to one Shack.
(4) Represents fees paid in connection with the search and hiring of certain executive and key management positions.
(5) Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(6) Represents costs associated with establishing the Company's first international office in Hong Kong.
(7) Represents incremental expenses incurred related to an inventory adjustment and certain employee-related expenses.
(8) Calculated as a percentage of total revenue, which was $91,786 and $234,956 for the thirteen and twenty-six weeks ended June 24, 2020, respectively, and $152,713 and $285,322 for the thirteen and twenty-six weeks ended June 26, 2019, respectively.
Adjusted Pro Forma Net Income (Loss) and Adjusted Pro Forma Earnings (Loss) Per Fully Exchanged and Diluted Share
Adjusted pro forma net income (loss) represents net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe are directly related to its core operations and may not be indicative of recurring business operations. Adjusted pro forma earnings (loss) per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income (loss) by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding equity-based awards.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding LLC Interests, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income (loss) attributable to Shake Shack Inc. driven by increases in its ownership of SSE Holdings, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Limitations of the Usefulness of These Measures
Adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share should not be considered alternatives to net income (loss) and earnings (loss) per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income (loss) attributable to Shake Shack Inc. Adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income (loss) to net income (loss) attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings (loss) per fully exchanged and diluted share are set forth below.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(in thousands, except per share amounts)	June 24 2020	June 26 2019	June 24 2020	June 26 2019
Numerator:
Net income (loss) attributable to Shake Shack Inc.	$(16,211)	$9,030	$(17,171)	$11,576
Adjustments:
Reallocation of net income (loss) attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	(1,820)	2,141	(1,939)	3,202
Executive transition costs(2)	34	88	68	126
Project Concrete(3)	24	213	(237)	685
Hong Kong office(4)	—	171	—	171
Other(5)	—	—	285	—
Other income related to adjustment of liabilities under tax receivable agreement	—	—	—	(14)
Tax effect of change in tax basis related to the adoption of new accounting standards(6)	—	—	—	1,161
Income tax expense(7)	(286)	(1,397)	1,533	(1,712)
Adjusted pro forma net income (loss)	$(18,259)	$10,246	$(17,461)	$15,195

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	37,309	31,015	35,876	30,703
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	3,117	7,088	3,131	7,314
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	40,426	38,103	39,007	38,017

Adjusted pro forma earnings (loss) per fully exchanged share—diluted	$(0.45)	$0.27	$(0.45)	$0.40

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 24 2020	June 26 2019	June 24 2020	June 26 2019
Earnings (loss) per share of Class A common stock - diluted	$(0.43)	$0.29	$(0.48)	$0.38
Assumed exchange of LLC Interests for shares of Class A common stock(1)	(0.01)	—	(0.01)	0.01
Non-GAAP adjustments(8)	(0.01)	(0.02)	0.04	0.01
Adjusted pro forma earnings (loss) per fully exchanged share—diluted	$(0.45)	$0.27	$(0.45)	$0.40

(1) Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net income (loss) attributable to non-controlling interests.
(2) Represents costs incurred in connection with the Company's executive search, including fees paid to an executive recruiting firm.
(3) Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(4) Represents costs associated with establishing the Company's first international office in Hong Kong.
(5) Represents incremental expenses incurred related to an inventory adjustment and certain employee-related expenses.
(6) Represents tax effect of change in tax basis related to the adoption of the new lease accounting standard for the thirteen and twenty-six weeks ended June 26, 2019.
(7) Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 24.1% and 30.2% for the thirteen and twenty-six weeks ended June 24, 2020, respectively, and 19.3% and 19.4% for the thirteen and twenty-six weeks ended June 26, 2019, respectively. Additionally, the thirteen and twenty-six weeks ended June 24, 2020 includes the establishment of a valuation allowance.
(8) Represents the per share impact of non-GAAP adjustments for each period. Refer to the reconciliation of Adjusted Pro Forma Net Income (Loss) above for further details.